EXHIBIT 10.3

AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

Richard M. Levy

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of the last date set forth on the Signature Page hereof, to be effective immediately, by and between SCOLR Pharma, Inc. a Delaware corporation (“SCOLR”), and Richard M. Levy (“Executive”).

Recitals

A. Executive is currently an employee of SCOLR pursuant to the terms of that certain Employment Agreement dated April 14, 2008, as amended or modified prior to the date hereof (the “Current Employment Agreement”).

B. This Amendment is entered into in order to modify the terms of the Severance and Change in Control provisions of the Current Employment Agreement.

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements hereinafter stipulated, the parties agree the following provisions should be incorporated into the existing Agreement, and should a conflict in provisions arise, the provisions of the Amendment should control.

Agreement

1. Amendments.

Section 7.3 Termination Without Cause by the Company. Section 7.3 is hereby amended and restated in its entirety to read:

7.3 Termination Without Cause by Company. Company may terminate Executive’s employment without Cause at any time on thirty (30) days’ advance written notice to Executive, provided that Company may, in its sole discretion, elect to waive all or any part of such notice period. In the event of such termination, and contingent on the satisfaction of the conditions outlined in Section 7.6 below (the “Severance Conditions”), Executive will be paid the Standard Entitlements and the Severance Package (defined below). Executive will be paid the Standard Entitlements for the duration of the required notice period, even if Company elects to relieve Executive of Executive’s duties at an earlier time. All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.

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For purposes of this Agreement, the “Severance Package” shall consist of:

(a) a one time payment of Seventy-Five Thousand and No/100 Dollars ($75,000.00); and

(b) 100% acceleration of vesting, as of the termination date, of all of the then un-vested equity awards under any employee benefit plan of Company held by Executive at the time of such termination or resignation for Good Reason (as defined below).

Section 7.4 Voluntary Resignation by Executive for Good Reason Following a Change in Control. Section 7.4 is hereby amended and restated in its entirety to read:

7.4 Voluntary Resignation by Executive for Good Reason Following a Change in Control. In the event that in connection with or within twelve (12) months following a Change in Control (as defined below) Executive resigns for Good Reason (as defined below), following thirty (30) days’ advance written notice to Company, provided that Company may, in its sole discretion, elect to waive all or any part of such notice period, Executive will be entitled to receive the Standard Entitlements and a one time payment of two times the cash amount due under the Severance Package (a total of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00)) as well as the non-cash elements of the Severance Package, contingent on the satisfaction of the Severance Conditions. As long as Executive provides the required notice, Executive will be paid the Standard Entitlements for the duration of the required notice period, even if Company elects to relieve Executive of Executive’s duties at an earlier time. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

Executive will be deemed to have resigned for “Good Reason” if Executive resigns within ninety (90) days after any of the following have occurred, without Executive’s written consent:

(a) Company reduces the level of Executive’s responsibility or changes Executive’s duties so that Executive’s duties are no longer consistent with the position of a senior executive;

(b) Company reduces Executive’s Base Salary by more than ten percent (10%), unless such reduction is made as part of, and is generally consistent with, a general reduction of senior executives’ compensation;

(c) Company relocates Executive’s principal place of work to a location more than fifty (50) miles from the location specified in Section 2.3; or

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(d) Company fails to assign the terms of this Agreement to any successors contemplated in Section 16.1.

Notwithstanding the foregoing, Executive’s resignation as a result of any of the foregoing conditions shall be considered a Voluntary Termination by Executive (as described in Section 7.1) unless Executive shall have provided written notification to the Company of the condition(s) allegedly constituting Good Reason and Company shall have failed to correct such condition(s) within ten (10) days after Company’s receipt of such notice.

2. Other Terms Unchanged. Except as expressly amended in this Amendment, the terms and conditions of the Current Employment Agreement remain in full force and effect without modification.

3. Legal Counsel. Executive acknowledges having been advised that the Company’s legal counsel does not represent the Executive in connection with the Current Employment Agreement or this Amendment. Executive further acknowledges having been afforded the opportunity to review and revise this Amendment and to seek and obtain independent personal legal counsel in connection with the negotiation, review and execution of this Amendment.

[Remainder of this Page is Intentionally Blank]

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IN WITNESS WHEREOF, the parties have caused this Amendment to Executive Employment Agreement to be executed to be effective as of the date of signing.

EXECUTIVE	SCOLR PHARMA, INC.

/s/ RICHARD M. LEVY	By:	/s/ CARL J. JOHNSON
Name: Richard M. Levy		Name: CARL J. JOHNSON
Title: CHAIRMAN

4/26/11	4/19/2011
Date	Date

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